EXHIBIT 10.1

March 29, 2007

Jim Platt, Vice President

Sports Immortals

6830 N. Federal Hwy

Boca Raton, FL 33487

Dear Mr. Platt,

Sports Immortals (“SI”) and Zeros & Ones, Inc. (“Z&O”) intend to enter into a joint venture to create a web portal that showcases SI’s extensive library of sports memorabilia (the “SI Collection”).  The SI Collection celebrates the accomplishments of famous sports legends and includes over one million mementos, such as autographed balls and equipment.  The joint venture portal will offer for sale various replicas of items in the SI Collection and other merchandise.  All revenues from operation of the portal shall be earned by the joint venture and, after deduction of expenses, split 60/40 between SI and Z&O, in accordance with their ownership percentages in the joint venture (subject to any dilution as a result of sales of equity to outside investors).  Z&O will contribute rights to all of its relevant technology for the joint venture at no additional cost.  Except as provided in the following sentence, the operations of the joint venture will be the sole “Online” showcase for the SI Collection, and once the web site is operational, the current Sports Immortals web site will become the URL for the portal.   Notwithstanding the preceding sentence, it is expected that Sports Immortals will potentially develop and operate other projects including, but not limited to a traveling exposition and Sports Immortals Museum Complex.  Z&O will have first right of refusal to be a technology partner for these other operations.

The joint venture will be owned 60% by SI and 40% by Z&O (subject to pro rata dilution in the event of sale of equity to third parties to provide funding).  In addition, Z&O will grant 1,000,000 shares of Z&O common stock to SI. Of these shares, 500,000 will be granted at the signing of the definitive legal documents, and the other 500,000 shares will be granted when the joint venture is launched.  The joint venture will raise such additional operating funds as it needs; neither SI nor Z&O shall be required to commit any capital funding to the venture (other than a nominal amount for purchase of founders’ stock).

The initial Board of Directors for the joint venture will have 5 members, 2 members designated by SI, 2 members designated by Z&O and the last member to be unanimously agreed upon by SI and Z&O. The joint venture is expected to retain Jim Platt, who is currently Vice President of SI, at $10,000 per month compensation, when the joint venture has sufficiently raised initial funding and the Board of Directors determines that it is appropriate to do so. The joint venture will be based in Palo Alto, CA, but Mr. Platt will be permitted to work from his current location in Boca Raton, FL.

Letter of Intent for Sports Immortals and Zeros & Ones Joint Venture

The parties wish to enter into this joint venture as soon as is practical and ideally within the next 60 days. Both SI and Z&O will work in good faith towards consummating this joint venture based on the terms stated above. Neither party will publicly announce or disclose to a third party the terms of this letter or the status of any such negotiations without consent of the other party.   It is expected that the parties will jointly release an agreed form of announcement.  Each party will bear its own costs and expenses, including legal counsel, accountants, brokers, consultants, and other representatives used for the transactions contemplated in this letter.

SPORTS IMMORTALS

ZEROS & ONES, INC.

By: /s/ Jim Platt

By: /s/ Dana Waldman

Jim Platt

Dana Waldman

Vice President

CEO

Letter of Intent for Sports Immortals and Zeros & Ones Joint Venture